EXHIBIT 23.3

CONSENT

CERTIFICATE AND CONSENT

TO: Geovic Mining Corp. (the “Company”)

RE: Annual Report of the company to the United States Securities and Exchange Commission on Form 10-K

In connection with the Company’s Annual Report to the United States Securities and Exchange Commission on Form 10K for the year ended December 31, 2010, and any amendment thereto (the “Annual Report”), I Jeffrey Volk, on behalf of SRK Consulting (U.S.), Inc. (“SRK”), hereby consent to the use of SRK’s name in connection with references to SRK’s involvement in the preparation of the technical report entitled: (i) Nkamouna and Mada Deposits, East Province, of Cameroon Africa, dated November 30, 2009 (the “Technical Report”) and to the use of the Technical Reports in the Annual Report.

I hereby confirm that I have read the Annual Report and I have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Technical Reports or that is within my knowledge as a result of the services SRK performed in connection with the Technical Reports.

Dated this 29th of March 2011.

Sincerely

SRK Consulting (U.S.), Inc.

Jeffrey Volk, CPG, FAusIMM, MSc

Principal Resource Geologist